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[EMCOR LOGO]

                          RELEASE AND LETTER AGREEMENT

                                                            December 22, 1999

Mr. Thomas D. Cunningham
EMCOR Group, inc.
101 Merritt Seven
Norwalk, CT 06851

Dear Tod:

     Reference is made to the Amended and Restated Employment Agreement (the "Agreement") dated as of May 4, 1999, between you and EMCOR Group, Inc. (the "Company").

     This is to confirm that your employment with the Company will terminate as of the close of business January 31, 2000 (the "Termination Date") and as of such date the Agreement and your rights and obligations thereunder shall terminate.

     This Release and Letter Agreement (the "Release and Letter Agreement") sets forth our agreement regarding the separation of your employment with the Company and your release of any and all claims you have against the Company and its affiliates, including those arising out of that employment and any claims you might have under the Age Discrimination in Employment Act ("ADEA"):

     1. Normal Separation Allowance: It has been agreed that your employment with the Company shall be terminated as of the Termination Date without "Cause", as that term is defined in the Agreement. If you decide not to enter into this Release and Letter Agreement, you shall be entitled to receive a severance allowance in accordance with
          Section 6.1 of the Agreement ("Normal Allowance").

     2. Enhanced Severance Allowance. In return for you entering into this Release and Letter Agreement, you will be provided with an enhanced severance allowance ("Enhanced Allowance") in lieu of the Normal Allowance. That portion of the Enhanced Allowance set forth in subparagraphs (a) through (d) below shall be paid to you in a lump sum payment net of applicable taxes on the later of (a) the eighth day following the execution of this Release and Letter Agreement and its return to Sheldon I. Cammaker, EMCOR Group, Inc., 101 Merritt Seven, Norwalk, CT 06851 or (b) January 31, 2000. The Enhanced Allowance shall consist of the following:

          (a) $650,000 representing a lump sum payment of the equivalent of twice your current annual salary;


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          (b)  $300,000 representing a lump sum payment of twice your 1998 bonus;

          (c) $12,500 representing a lump sum payment of one-twelfth of your estimated bonus in respect of year 2000;

          (d) $13,500 representing payment in respect of 10 days of vacation time to which you are entitled by reason of your employment during 1999 and which vacation days you will not have taken through the Termination Date;

          (e) for the period from the Termination Date through December 31, 2000, you shall be covered, at the Company's expense, under the Company's group life, short and long term disability, accidental death and dismemberment and travel accident insurance policies;

          (f) as provided in the Agreement the Company shall recommend to the Compensation Committee of the Board of Directors that you receive as of the first business day of year 2000 an option to purchase not less than 5,000 shares of common stock, which upon the Termination Date shall be exercisable in full and remain exercisable for a period of ten years from the date of grant;

          (g) for the period from the Termination Date through December 31, 2000, the Company shall pay you (i) your monthly dues for your golf club and (ii) $800 per month for leasing (plus maintenance and insurance) of your leased automobile; the Company shall also bear the cost of any increased tax liability to you caused by the provisions of this subparagraph (g);

          (h) pursuant to action of the Compensation and Personnel Committee of the Board of Directors of the Company, which administers the stock option plan under which your November 1997 options have been granted, it has been agreed that the terms of such options are hereby amended so that they shall vest in full upon the Termination Date and may be exercised at any time or from time to time in whole or in part prior to ten years from the date of their grant;

          (i)  the transition arrangements referred to in paragraph 13 hereof;
               and

          (j) up to $1,500 to reimburse you for legal expense incurred by you in connection with the negotiation of this Release and Letter Agreement.

     3. Retirement Plans: You are a participant in the Company's Retirement and Savings Plan (the "Pension Plan"), and you shall be entitled to all your rights under the Pension Plan in accordance with the terms thereof, including full vesting in the 401(k) part thereof; however in accordance




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                with the Pension Plan you shall forfeit your interest in the defined contribution profit sharing part thereof.

     4. No Other Payment: Except as herein specifically provided, no amounts are to be paid to you in respect of any other insurance, benefits, pension or retirement plan or programs.

     5. Only One Separation Allowance: You acknowledge and agree that the Enhanced Allowance is provided to you, and is accepted by you, in place of the Normal Allowance.

     6. Acceptance of Enhanced Allowance: You have decided to accept the Company's offer of the Enhanced Allowance described above. You acknowledge that you are agreeing to the terms set forth in this Release and Letter Agreement in return for the Company's promise to provide you with money and benefits to which you would otherwise not be entitled.

     7. General Release: On behalf of yourself, your heirs, executors, administrators, and assigns, you hereby release and discharge each of the Company, its subsidiaries, affiliates, predecessors, successors, assigns, and all of the officers, directors and employees of the Company and of all the other foregoing entities (collectively the "Released Parties") from all causes of action, charges and claims for money damages, or any other type of relief of any nature whatsoever, whether known or unknown, whether statutory or common law, whether federal, state or local, which you have asserted or could have asserted, now have, or ever had, against the Released Parties, including but not limited to those arising out of or in any way connected with (a) your employment with the Company, (b) your separation from employment with the Company, (c) the Agreement, or (d) any discrimination claim based upon age, sex, race, religion, color, national origin, disability, marital status, appearance, or sexual orientation under federal, state or local law, rule or regulation and/or claim for wrongful termination and any other claim, whether in tort, contract, or otherwise against the Released Parties; provided, however, nothing herein contained shall constitute a release of your rights or the Company's obligations under this Release and Letter Agreement and under the Indemnification Agreement effective March 20, 1995 (the "Indemnification Agreement") between you and the Company, your vested rights in and to the Pension Plan, and any rights for indemnification ("Other Indemnification Rights") you may have as an officer of the Company pursuant to applicable law and its certificate of incorporation and by-laws (all of the rights referred to in this proviso being referred to herein collectively as "Preserved Rights").

     8. ADEA Release. The Enhanced Allowance being given to you is also accepted by you in full and final release and settlement of any and all claims that you may have under the ADEA connected with your employment with the Company (or the termination thereof) arising on or before the date of your acceptance of this Release and Letter Agreement that is indicated below.



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     9.   Waiver of Claims and Covenant Not to Sue. You expressly waive all claims or rights to any type or amount of relief not set forth in this Release and Letter Agreement (including, but not limited to, any claims you may have for attorneys' fees and any claims you may have for reinstatement with the Company or any of its affiliates or successors) and covenant not to sue and to hold forever harmless each of the Released Parties as to any and all actions which they took, may have taken, or failed to take in the course of your employment with the Company and your termination therefrom, except for your right to enforce your Preserved Rights.

     10. Future Employment. Without the prior written consent of the Company, you will not, now or at any time in the future seek employment with the Released Parties or any one of them.

     11. Indemnification of Legal Costs: If you violate this Release and Letter Agreement by initiating any administrative or judicial proceeding involving the Released Parties or suing any of the Released Parties (other than solely to enforce your rights under this Release and Letter Agreement and under the Indemnification Agreement, to enforce your vested rights in and to the Pension Plan, or to enforce Other Indemnification Rights), you agree that you will pay all costs and expenses of defending against the suit or administrative proceeding incurred by the Released Parties, including, but not limited to, their attorneys' fees.

     12. Non-Admission of Liability: Nothing contained herein shall be construed as an admission by the Company or you of fault or liability with respect to the other or as an admission by any party of any allegation that might be made by the other.

     13. Outplacement: In addition, to the extent you elect to use an outplacement service firm, the Company shall pay to such firm up to $35,000 for services it provides to you during the period commencing with the Termination Date. During the period commencing with the Termination Date and ending upon the sooner of June 30, 2000 or the date you commence full time employment with another entity, the Company shall continue to make available to you its telephone, e-mail, and voice mail systems, hold mail for you, and continue to answer your telephone in the same manner as is presently the case.

     14. Non-Disparagement. Neither party to this Release and Letter Agreement shall make disparagements about or in any other way attempt to disparage or impair the reputation or good name of the other party or the Company's divisions, affiliates, subsidiaries, or any of their respective officers, directors or employees.

     15. Confidential Information. You hereby covenant and agree that during the course of your employment with the Company, you came into contact with, and had access to, information that is the property of the Company. Such information includes, but is not limited to, specific strategic undertakings, decisions and plans for future business and other development, all of which information you acknowledge and agree is


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          highly confidential and not generally known or available to the public. You agree that you have not and will not utilize or disclose any of the above-described confidential information to any person or entity for any reason or purpose whatsoever.

     16. Nondisclosure Obligation. You acknowledge and agree that the terms of this Release and Letter Agreement are to be kept confidential by you and that you will not discuss with any person, including any past, present or future employee of the Company, the terms or conditions of this Release and Letter Agreement except as may be required by law, rule or regulation adopted pursuant to law, court or administrative order or decree in or in connection with testimony given or documents subpoenaed in a judicial or administrative proceeding. Should you be called to testify and divulge the terms of this Release and Letter Agreement, you agree to join the Company, in seeking a confidentiality order in the form sought by the Company.

     17. Possible Excise Tax. Anything in this Release and Letter Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Release and Letter Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of
          Section 28OG of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. In addition, the provisions of Section 6(d) and 6(e) of the Agreement are incorporated herein by reference and shall have the same effect as if set forth herein in their entirety except that the term "you" shall be substituted for the term "the Executive" and the references in the Agreement to Sections 6(d), 6(d)(ii), 6(d)(iii), 6d(iv), 6(d)(v), 6(d)(vi), and 6(d)(vii) shall be deemed to refer to this paragraph 17.

     18. Consultation with an Attorney: You acknowledge that you have been advised previously to consult with your own attorney prior to entering into this Release and Letter Agreement and that you were afforded sufficient time to undertake such consultation.


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     19.  Period of Consideration. By your signature below, you acknowledge that the Company complied with the ADEA by giving you a period of at least twenty-one (21) days from the date that this Release and Letter Agreement was first provided to you to consider the provisions hereof and to decide whether to accept them. You further acknowledge that no representative of the Company ever stated or implied that you had less than twenty-one (21) days to consider this Release and Letter Agreement. You also acknowledge that, to the extent you decided to sign this Release and Letter Agreement prior to the expiration of the full twenty-one (21) day period, such decision was knowing and voluntary on your part and was in no way coerced by the Company. To the extent any changes were made in this Release and Letter Agreement as a result of a negotiations taking place after the date it was provided to you, you and the Company agree that such changes, whether material or not, did not restart the running of the period of twenty-one (21) days to consider this Release and Letter Agreement required by the ADEA.

     20. Entire Agreement: This instrument sets forth the entire agreement between you and the Company relating to your separation from the Company's employ. By your signature below, you acknowledge that in entering into this Release and Letter Agreement you have not relied upon any representation, oral or written, not set forth herein.

     21. Right to Revoke Agreement: This Release and Letter Agreement will not become effective or enforceable for a period of seven (7) days from the date of your acceptance of this Release and Letter Agreement indicated below. During this seven-day period, you have a right to change your decision to accept the Enhanced Allowance that has been offered to you and to revoke this Release and Letter Agreement.

     If the above correctly sets forth our agreement, please sign, date, and return the original.

                                           Very truly yours,

                                           EMCOR GROUP INC.

                                           By:  /s/ Frank T. MacInnis
                                              ------------------------------
                                                    Frank T. MacInnis
                                                    Chairman of the Board

     I have read the above Release and Letter Agreement, and I understand, accept, and agree to the terms and acknowledgments it contains


         1/19/00                                 /s/ Thomas D. Cunningham
--------------------------------                --------------------------------
Date                                            Thomas D. Cunningham


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